Exhibit 99.1

MasterCard Incorporated Reports

Third-Quarter 2013 Financial Results

•	Third-quarter net income of $879 million, or $7.27 per diluted share

•	Third-quarter net revenue increase of 16%, to $2.2 billion

•	Third-quarter gross dollar volume up 15% and purchase volume up 14%

Purchase, NY, October 31, 2013 – MasterCard Incorporated (NYSE: MA) today announced financial results for the third quarter of 2013. The company reported net income of $879 million, up 14%, and earnings per diluted share of $7.27, up 18%, in each case versus the year-ago period.

Net revenue for the third quarter of 2013 was $2.2 billion, a 16% increase versus the same period in 2012. Adjusted for currency, net revenue increased 15%. Net revenue growth was driven by the impact of the following:

•	A 15% increase in gross dollar volume, on a local currency basis, to over $1 trillion;

•	An increase in processed transactions of 16%, to 10 billion; and

•	An increase in cross-border volumes of 19%.

These factors were partially offset by an increase in rebates and incentives.

Worldwide purchase volume during the quarter grew 14% on a local currency basis versus the third quarter of 2012, to $763 billion. As of September 30, 2013, the company’s customers had issued almost 2 billion MasterCard and Maestro-branded cards.

“We had another good quarter with growth across all geographies,” said Ajay Banga, MasterCard president and CEO. “A key component of our strategy involves using our technology and expertise to provide secure acceptance solutions that make it simpler and more convenient for people to pay and be paid. In the quarter, we partnered with technology companies and merchants to develop standards and solutions that ensure safer and more secure transactions and we launched services like Simplify Commerce, our developer-friendly solution which allows merchants to begin accepting mobile and e-Commerce payments, regardless of brand, in a matter of minutes.”

Total operating expenses increased 14%, to $970 million, during the third quarter of 2013 compared to the same period in 2012. Adjusted for currency, operating expenses increased 13%. The increase was primarily driven by higher investments in people and marketing to support strategic initiatives.

Operating income for the third quarter of 2013 increased 17% over the year-ago period and the company delivered an operating margin of 56.3%.

-more-

MasterCard Incorporated – Page 2

MasterCard reported other income of $6 million in the third quarter of 2013 versus other income of $2 million in the third quarter of 2012. The increase was primarily driven by an adjustment to interest expense related to the reversal of tax reserves.

MasterCard’s effective tax rate was 29.9% in the third quarter of 2013, versus a rate of 27.6% in the comparable period in 2012. The increase in the effective tax rate for the period was primarily due to higher tax benefits recognized in the third quarter of 2012.

During the third quarter of 2013, MasterCard repurchased approximately 575,000 shares of Class A common stock at a cost of approximately $345 million, with $912 million remaining under the current repurchase program authorization.

Year-to-Date 2013 Results

For the nine months ended September 30, 2013, MasterCard reported net income of $2.5 billion, up 15% versus the year-ago period and excluding a special item representing a charge related to the U.S. merchant litigations taken in the second quarter of 2012. Including the special item, net income was up 16% versus the year-ago period. Earnings per diluted share was $20.46, up 19% excluding the special item and up 20% including the special item from the second quarter of 2012. These net income and earnings per share growth figures are reconciled to their comparable GAAP measures in the accompanying financial tables.

Net revenue for the nine months ended September 30, 2013 was $6.2 billion, an increase of 13% versus the same period in 2012, both as reported and adjusted for currency. Gross dollar volume growth of 14%, transaction processing growth of 13% and cross-border volume growth of 18% contributed to the net revenue growth in the year-to-date period. These factors were partially offset by an increase in rebates and incentives.

Excluding the special item, total operating expenses increased 8%, to $2.6 billion, for the nine months ended September 30, 2013, primarily due to higher investments in people related to strategic initiatives. Including the special item, total operating expenses increased 7%.

Excluding the special item, operating income increased 17% for the nine months ended September 30, 2013 versus the same period in 2012, delivering an operating margin of 57.6%.

MasterCard reported $6 million in other income for the nine months ended September 30, 2013 versus $1 million in the same period last year. The increase was primarily driven by an adjustment to interest expense related to the reversal of tax reserves.

MasterCard’s effective tax rate was 30.5% in the nine months ended September 30, 2013 versus a rate of 29.2%, excluding the special item, and 29.1% including the special item, in the comparable 2012 period. The increase was primarily due to higher tax benefits recognized during the nine-month period ending September 30, 2012.

MasterCard Incorporated – Page 3

Third-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its third-quarter financial results. The dial-in information for this call is 888-771-4371 (within the U.S.) and 847-585-4405 (outside the U.S.), and the passcode is 35746584. A replay of the call will be available for one week and can be accessed by dialing 888-843-7419 (within the U.S.) and 630-652-3042 (outside the U.S.), and using passcode 35746584.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com.

Non-GAAP Financial Information

The company’s total operating expenses, operating income, net income and earnings per share, excluding special items, are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying financial tables.

The presentation of growth rates adjusted for currency also represent a non-GAAP measure and are calculated by remeasuring the prior period’s results using the current period’s exchange rates.

About MasterCard

MasterCard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Cashless Pioneers Blog and subscribe for the latest news on the Engagement Bureau.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to the Company’s business prospects, including the Company’s ability to use its technology and expertise to make it simpler and more convenient for people to pay and be paid.

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Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2012, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2013, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

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Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Jim Issokson, james_issokson@mastercard.com, 914-249-6286

MasterCard Incorporated – Page 5

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in millions, except per share data)
Net Revenue	$2,218	$1,918	$6,220	$5,496
Operating Expenses
General and administrative	701	620	1,930	1,790
Advertising and marketing	205	176	520	480
Depreciation and amortization	64	58	187	168
Provision for litigation settlement	—	—	—	20

Total operating expenses	970	854	2,637	2,458

Operating income	1,248	1,064	3,583	3,038
Other Income (Expense)
Investment income	11	9	30	27
Interest expense	3	(4)	(7)	(13)
Other income (expense)	(8)	(3)	(17)	(13)

Total other income (expense)	6	2	6	1

Income before income taxes	1,254	1,066	3,589	3,039
Income tax expense	375	294	1,096	885

Net Income	$879	$772	$2,493	$2,154

Basic Earnings per Share	$7.30	$6.19	$20.52	$17.13

Basic Weighted-Average Shares Outstanding	121	125	121	126

Diluted Earnings per Share	$7.27	$6.17	$20.46	$17.07

Diluted Weighted-Average Shares Outstanding	121	125	122	126

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2013	December 31, 2012
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$3,413	$2,052
Restricted cash for litigation settlement	727	726
Investment securities available-for-sale, at fair value	2,594	2,951
Accounts receivable	990	925
Settlement due from customers	1,333	1,117
Restricted security deposits held for customers	878	777
Prepaid expenses and other current assets	502	681
Deferred income taxes	122	128

Total Current Assets	10,559	9,357
Property, plant and equipment, net	474	472
Deferred income taxes	89	60
Goodwill	1,101	1,092
Other intangible assets, net of accumulated amortization of $716 and $596, respectively	655	672
Other assets	852	809

Total Assets	$13,730	$12,462

LIABILITIES AND EQUITY
Accounts payable	$280	$357
Settlement due to customers	1,218	1,064
Restricted security deposits held for customers	878	777
Accrued litigation	727	726
Accrued expenses	2,004	1,748
Other current liabilities	313	234

Total Current Liabilities	5,420	4,906
Deferred income taxes	93	104
Other liabilities	549	523

Total Liabilities	6,062	5,533
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000,000,000 shares, 134,083,998 and 133,604,903 shares issued and 115,796,250 and 118,405,075 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200,000,000 shares, 4,577,623 and 4,838,840 issued and outstanding, respectively	—	—
Additional paid-in-capital	3,733	3,641
Class A treasury stock, at cost, 18,287,748 and 15,199,828 shares, respectively	(5,826)	(4,139)
Retained earnings	9,630	7,354
Accumulated other comprehensive income (loss)	120	61

Total Stockholders’ Equity	7,657	6,917
Non-controlling interests	11	12

Total Equity	7,668	6,929

Total Liabilities and Equity	$13,730	$12,462

MasterCard Incorporated – Page 7

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30,
	2013	2012
	(in millions)
Operating Activities
Net income	$2,493	$2,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	187	168
Share-based payments	27	(21)
Deferred income taxes	(34)	(40)
Other	48	34
Changes in operating assets and liabilities:
Accounts receivable	(67)	(112)
Income taxes receivable	158	(53)
Settlement due from customers	(192)	(213)
Prepaid expenses	(44)	(122)
Obligations under litigation settlements	—	20
Accounts payable	(76)	(36)
Settlement due to customers	126	140
Accrued expenses	209	129
Net change in other assets and liabilities	101	34

Net cash provided by operating activities	2,936	2,082

Investing Activities
Purchases of investment securities available-for-sale	(1,936)	(2,123)
Acquisition of businesses, net of cash acquired	—	(70)
Purchases of property, plant and equipment	(65)	(68)
Capitalized software	(88)	(96)
Proceeds from sales of investment securities available-for-sale	1,349	195
Proceeds from maturities of investment securities available-for-sale	959	576
Proceeds from maturities of investment securities held-to-maturity	36	—
Investment in nonmarketable equity investments	(12)	(25)
Other investing activities	(8)	(1)

Net cash provided by (used in) investing activities	235	(1,612)

Financing Activities
Purchases of treasury stock	(1,692)	(1,135)
Dividends paid	(182)	(94)
Tax benefit for share-based compensation	23	46
Cash proceeds from exercise of stock options	22	28
Other financing activities	(8)	4

Net cash used in financing activities	(1,837)	(1,151)

Effect of exchange rate changes on cash and cash equivalents	27	(8)

Net increase (decrease) in cash and cash equivalents	1,361	(689)
Cash and cash equivalents - beginning of period	2,052	3,734

Cash and cash equivalents - end of period	$3,413	$3,045

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended September 30, 2013
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$291	15.8%	21.7%	$196	21.0%	2,126	$95	23.2%	794	381	410
Canada	34	4.3%	8.9%	31	9.6%	370	3	1.1%	6	45	55
Europe	322	18.8%	16.6%	218	13.6%	3,244	103	23.4%	597	293	310
Latin America	83	10.9%	16.6%	50	23.6%	1,150	33	7.1%	191	120	140

Worldwide less United States	729	15.9%	18.2%	496	17.1%	6,890	233	20.4%	1,588	840	914
United States	316	8.7%	8.7%	267	9.2%	4,840	49	6.2%	321	289	326

Worldwide	1,045	13.6%	15.2%	763	14.2%	11,730	282	17.7%	1,910	1,128	1,240

MasterCard Credit and Charge Programs
Worldwide less United States	439	12.3%	15.3%	387	15.9%	4,672	52	11.3%	213	492	557
United States	151	6.8%	6.8%	144	7.2%	1,642	7	-1.9%	7	143	176

Worldwide	590	10.8%	13.0%	532	13.4%	6,314	59	9.5%	220	635	734

MasterCard Debit Programs
Worldwide less United States	290	21.9%	22.8%	109	21.9%	2,218	181	23.3%	1,375	347	357
United States	164	10.6%	10.6%	123	11.6%	3,198	42	7.6%	315	146	150

Worldwide	454	17.5%	18.1%	231	16.2%	5,416	223	20.1%	1,690	494	506

	For the 9 Months ended September 30, 2013
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$837	18.1%	21.5%	$559	19.7%	5,940	$279	25.4%	2,236	381	410
Canada	97	4.5%	6.7%	89	7.2%	1,030	8	1.5%	18	45	55
Europe	898	15.7%	14.6%	616	11.9%	9,017	282	21.2%	1,654	293	310
Latin America	246	12.8%	16.1%	147	20.4%	3,253	99	10.2%	565	120	140

Worldwide less United States	2,079	15.7%	17.1%	1,411	15.4%	19,241	668	20.8%	4,473	840	914
United States	921	6.4%	6.4%	777	7.0%	13,946	144	3.6%	940	289	326

Worldwide	3,000	12.7%	13.6%	2,188	12.3%	33,187	812	17.3%	5,412	1,128	1,240

MasterCard Credit and Charge Programs
Worldwide less United States	1,258	11.8%	13.9%	1,108	14.3%	13,180	150	11.4%	614	492	557
United States	432	3.9%	3.9%	412	4.6%	4,674	20	-8.1%	19	143	176

Worldwide	1,690	9.7%	11.2%	1,520	11.5%	17,853	170	8.7%	633	635	734

MasterCard Debit Programs
Worldwide less United States	821	22.2%	22.3%	303	19.8%	6,061	518	23.8%	3,858	347	357
United States	489	8.8%	8.8%	365	9.8%	9,273	124	5.7%	921	146	150

Worldwide	1,310	16.8%	16.9%	667	14.1%	15,333	642	19.8%	4,779	494	506

	For the 3 Months ended September 30, 2012
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$251	18.2%	21.4%	$170	19.4%	1,762	$82	26.0%	618	329	357
Canada	32	4.0%	5.5%	30	5.9%	331	3	1.8%	6	40	48
Europe	271	4.6%	14.5%	188	10.9%	2,684	82	23.9%	493	248	263
Latin America	75	4.6%	17.2%	45	19.4%	975	30	14.1%	179	110	128

Worldwide less United States	629	9.6%	17.0%	432	14.5%	5,752	197	22.8%	1,296	726	796
United States	290	7.0%	7.0%	244	7.4%	4,404	46	5.0%	307	267	305

Worldwide	919	8.8%	13.7%	677	11.9%	10,156	243	18.9%	1,603	993	1,101

MasterCard Credit and Charge Programs
Worldwide less United States	391	7.4%	13.3%	344	13.8%	4,069	47	10.3%	192	465	526
United States	142	0.9%	0.9%	134	3.2%	1,576	7	-28.8%	7	141	175

Worldwide	533	5.6%	9.8%	479	10.6%	5,644	54	2.9%	199	607	701

MasterCard Debit Programs
Worldwide less United States	238	13.4%	23.5%	88	17.6%	1,683	150	27.3%	1,104	260	270
United States	149	13.6%	13.6%	110	13.1%	2,828	39	15.0%	300	126	130

Worldwide	387	13.5%	19.5%	198	15.1%	4,511	189	24.5%	1,404	386	400

	For the 9 Months ended September 30, 2012
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$709	20.8%	22.7%	$479	21.5%	4,983	$230	25.4%	1,720	329	357
Canada	93	5.2%	7.8%	84	8.8%	944	8	-1.7%	17	40	48
Europe	777	7.4%	16.5%	546	12.4%	7,623	231	27.3%	1,390	248	263
Latin America	218	8.1%	19.9%	131	24.3%	2,823	87	13.9%	531	110	128

Worldwide less United States	1,797	12.3%	18.8%	1,241	16.7%	16,372	557	23.7%	3,658	726	796
United States	865	9.9%	9.9%	726	9.7%	12,977	139	11.4%	911	267	305

Worldwide	2,662	11.5%	15.8%	1,967	14.0%	29,349	695	21.0%	4,569	993	1,101

MasterCard Credit and Charge Programs
Worldwide less United States	1,125	10.3%	15.5%	990	16.2%	11,687	136	10.6%	549	465	526
United States	416	3.9%	3.9%	394	5.4%	4,608	21	-18.1%	21	141	175

Worldwide	1,541	8.5%	12.1%	1,384	12.9%	16,295	157	5.6%	570	607	701

MasterCard Debit Programs
Worldwide less United States	672	15.6%	24.7%	251	18.7%	4,686	421	28.6%	3,109	260	270
United States	449	16.2%	16.2%	332	15.2%	8,368	118	19.2%	890	126	130

Worldwide	1,121	15.9%	21.2%	583	16.7%	13,054	539	26.4%	3,999	386	400

APMEA = Asia Pacific / Middle East / Africa

Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

MasterCard Incorporated – Page 9

Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts and cards on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts that do not generally have physical cards associated with them.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

In 2012, certain MasterCard Debit and Credit Programs in the Europe region have changed due to a reclassification of programs. There is no impact at the All MasterCard Programs level. In addition, Purchase Transactions for certain Credit Programs in the Latin America region have been revised due to changes from several customers. MasterCard revenue is not impacted from these changes. Data for the comparable periods in 2012, 2011 and 2010 have been revised to be consistent with these approaches.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

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MasterCard Incorporated – Page 10

GAAP Reconciliations

($ in millions, except per share data)

	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
	Actual	Actual	Special Item	Non-GAAP
Provision for litigation settlement	$—	$20	$(20)	$—
Total operating expenses	2,637	2,458	(20)	2,438
Operating income	3,583	3,038	20	3,058
Operating Margin	57.6%	55.3%		55.6%
Income before income taxes	3,589	3,039	20	3,059
Income tax expense	1,096	885	7 [a]	892
Net Income	2,493	2,154	13	2,167

Basic Earnings per Share	$20.52	$17.13	$0.10	$17.23

Diluted Earnings per Share	$20.46	$17.07	$0.11	$17.18

a-	Tax effect of provision for litigation settlement

Note: Figures may not sum due to rounding